Exhibit 99.1

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH CORPORATION ADOPTS CASH DIVIDEND POLICY; DECLARES INITIAL QUARTERLY

DIVIDEND OF $0.25 PER SHARE

EXTON, PENNSYLVANIA, January 3, 2012 — The board of directors of Kensey Nash Corporation (Nasdaq: KNSY) announced today that the board has declared a cash dividend of $0.25 per share of the Company’s common stock, payable to stockholders of record on January 31, 2012. The dividend will be paid on February 29, 2012. This declaration reflects the initial dividend under a new policy whereby the board of directors expects to declare a total annual dividend of $1.00 per share of common stock, to be paid in equal quarterly installments, commencing with the dividend announced today. Any decision to pay future cash dividends will, however, be made by the board of directors and will depend on the Company’s future earnings and financial condition and other relevant factors.

On an annualized basis, the quarterly dividend announced today represents a yield of 5.2% based upon the $19.19 per share closing price of the Company’s common stock on the NASDAQ Global Select Market on December 30, 2011.

“The decision to initiate a quarterly cash dividend to our stockholders at this time reflects the confidence of our board of directors in our business model, financial strength and future prospects,” commented Joe Kaufmann, President and CEO of the Company. He added, “We are committed to our research and development programs and continued pursuit of complementary acquisitions and believe that we can meet our goals as a growth-oriented company and also return cash to our stockholders.” Mr. Kaufmann further remarked, “Although we are optimistic about the ultimate outcome of our dispute with St. Jude Medical, we believe we can accomplish our objectives and implement this dividend policy regardless of the resolution of those matters.” Mr. Kaufmann concluded, “We expect that this new dividend policy will, in the near term, replace stock repurchases as part of our ongoing efforts to maximize stockholder value and related return on investment for our stockholders. Since 2008, we have repurchased approximately $115 million of our common stock.”

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. For more information, visit www.kenseynash.com.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities and are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify the forward-looking-statements by using words such as “plan,” “expect,” “will,” “would,” “should,” “believe,” “guidance” and similar expressions, but these words are not the exclusive means for identifying such statements. The Company’s expectation that dividends will be paid on a quarterly basis assumes that the Company’s financial condition will permit payment under Delaware law, that the Company will generate sufficient cash flow to warrant the payment of a dividend, and that the declaration and payment of cash dividends can be made in accordance with applicable law and agreements of the Company. The Company also cautions that a number of other risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, and therefore impact the board of directors’ determination of future dividend payments, including, without limitation, the Company’s mediation with St. Jude Medical and any other legal proceeding relating to the Company’s disputes with St. Jude Medical (including the uncertainty of any outcome thereof and the incurrence of expenses, the diversion of management’s time and attention and any disruption to normal business operations and to the Company’s relationship with St. Jude Medical, in each case in connection therewith), the Company’s success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes success in distributing the Norian products, St. Jude Medical’s success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company’s customers and partners (including St. Jude Medical, Arthrex, Stryker and Synthes) in selling Kensey Nash related products in the marketplace, the Company’s success in its research and development efforts (including in its cartilage repair, extracellular matrix and adhesive materials programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company’s products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, general economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.